EXHIBIT 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

April 12, 2004

First Midwest Capital Trust I

First Midwest Bancorp., Inc.

300 Park Blvd., Suite 400

P.O. Box 459

Itasca, Illinois 60143-9768

Re:	First Midwest Capital Trust I

Ladies and Gentlemen:

We have acted as special Delaware counsel for First Midwest Capital Trust I, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on November 6, 2003;

(b)	The Declaration of Trust of the Trust, dated as of November 6, 2003, among First Midwest Bancorp, Inc., a Delaware corporation (the “Company”), and Wilmington Trust Company, a Delaware banking corporation (“Wilmington Trust”);

(c)

The Amended and Restated Declaration of Trust of the Trust (including Annex I and Exhibits A-1 and A-2 thereof), dated as of November 18, 2003 (the “Declaration”), among the Company, Wilmington Trust, as Delaware Trustee, Wilmington Trust, as Property Trustee, the

First Midwest Bancorp., Inc.

April 12, 2004

Administrative Trustees named therein, and the holders, from time to time, of undivided beneficial interests in the Trust;

(d)	The Registration Statement, (the “Registration Statement”), on Form S-4, including a prospectus including a preliminary prospectus (the “Prospectus”) relating to the 6.95% Capital Securities, Series B of the Trust representing preferred undivided beneficial interests in the assets of the Trust (each, a “New Capital Security” and collectively, the “New Capital Securities”), filed by the Company and the Trust with the Securities and Exchange Commission on April 12, 2004; and

(e)	A Certificate of Good Standing for the Trust, dated April 12, 2004, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Declaration.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Company.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Declaration and the Certificate of Trust will be in full force and effect and will not be amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents (other than the Trust) examined by us, (vi) the receipt by each Person to whom a New Capital Security is to be issued by the Trust (collectively, the “New Capital Security Holders”) of a New Capital Securities Certificate for such New Capital Security and the payment for such New Capital Security, in accordance with the Declaration and the Registration Statement, and (vii) that the New Capital Securities will be authenticated, issued and sold to the New Capital Security Holders in accordance with the Declaration and the Registration Statement. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

First Midwest Bancorp., Inc.

April 12, 2004

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

2. The New Capital Securities of the Trust will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable beneficial interests in the assets of the Trust.

3. The New Capital Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the New Capital Security Holders may be obligated to make payments as set forth in the Declaration.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Richards, Layton & Finger, P.A.